Exhibit 99.1

ARKO Corp. Reports First Quarter 2026 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest operators of convenience stores and wholesalers of fuel in the United States, today announced financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Key Highlights (vs. Year-Ago Period) 1,2

•
Net loss for the quarter was $5.6 million compared to a net loss of $12.7 million.
•
Adjusted EBITDA for the quarter increased 65.1% to $50.9 million compared to $30.9 million.
•
Same-store merchandise sales excluding cigarettes increased approximately 0.4%, representing the strongest ex-cigarette performance in two years.
•
Merchandise margin for the quarter increased to 33.9% compared to 33.2%.
•
Retail same store fuel margin for the quarter increased to 48.0 cents per gallon compared to 38.7 cents per gallon, while same store fuel contribution increased approximately 20.1%.

Other Key Highlights

•
The Company's subsidiary, ARKO Petroleum Corp. (Nasdaq: APC), completed an initial public offering (the “APC IPO”) of shares of its Class A common stock for total net proceeds of approximately $206.8 million (including proceeds from the underwriters’ exercise of their over-allotment option). The Company owns 35 million APC shares (73.6% of the economic interests in APC), representing an implied value of approximately $650 million, with an APC market capitalization of approximately $900 million as of May 5, 2026.
•
The Company applied $206.7 million of proceeds from the APC IPO to reduce debt during the quarter, reflecting the financial flexibility created by the APC IPO and ARKO’s disciplined capital allocation framework.
•
As part of the Company’s ongoing transformation plan, the Company converted 41 retail stores to dealer locations during the first quarter, bringing total conversions since program inception in 2024 to 450 sites. The Company has approximately 75 additional sites committed either under letter of intent, under contract or already converted since quarter end. The Company expects to complete these conversions, along with additional conversions, by the end of 2026. The Company continues to expect that, at scale, its channel optimization will deliver a cumulative annualized operating income benefit of more than $20 million, before general and administrative expense savings. In addition, the Company has identified more than $10 million in expected cumulative general and administrative expense savings with an opportunity for upside as the Company continues to execute the site conversion strategy in 2026.
•
The Company opened two new-to-industry ("NTI") retail stores and one NTI cardlock location during the first quarter, remains on track for three new Dunkin’ stores and one NTI retail store in 2026, continues to target 20 NTI cardlock openings in 2026, and continues to plan for approximately 25 remodels.
•
The Company relaunched its loyalty app on a new technology platform during the quarter and continues to advance customer engagement initiatives, including Fueling America’s Future, fas REWARDS, the $10 enrollment campaign, and 100 Days of Summer.
•
The Board of Directors declared a quarterly dividend of $0.03 per share of common stock to be paid on May 29, 2026 to stockholders of record as of May 18, 2026.

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon exclude the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

“Our first quarter results reflect both strong execution and the structural progress we have been making across the business,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “Adjusted EBITDA increased approximately 65% year-over-year, same-store merchandise sales excluding cigarettes returned to growth, and same-store fuel gallon performance was the strongest we have seen in two years. While weather disruptions negatively affected January and early February results, trends improved as the quarter progressed, and March performance was particularly strong. We believe these results reflect the work we have been doing across dealerization, loyalty, fuel pricing, merchandising and cost discipline, while also demonstrating our ability to deliver value in a consumer environment that remains economically pressured and value-focused.”

Mr. Kotler continued: “With APC now public, investors have greater transparency into our wholesale, fleet fueling and GPMP businesses, and we believe the APC structure enhances financial flexibility and highlights the value embedded across our portfolio. As we move through 2026, we remain focused on disciplined capital allocation, continued dealerization, high-return growth opportunities such as cardlocks and retail NTIs, and building long-term value through consistent execution across all segments.”

First Quarter 2026 Segment Highlights

Retail

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Fuel gallons sold	194,737	225,063
Same store fuel gallons sold decrease (%) [1]	(3.2%)	(6.2%)
Fuel contribution [2]	$93,266	$85,273
Fuel margin, cents per gallon [3]	47.9	37.9
Same store fuel contribution [1,2]	$91,303	$76,024
Same store merchandise sales decrease (%) [1]	(0.5%)	(6.9%)
Same store merchandise sales excluding cigarettes increase (decrease) (%) [1]	0.4%	(5.2%)
Merchandise revenue	$305,410	$354,485
Merchandise contribution [4]	$103,510	$117,570
Merchandise margin [5]	33.9%	33.2%
Same store merchandise contribution [1,4]	$101,228	$101,782
Same store site operating expenses [1]	$150,884	$146,118

[1] Same store is a common metric used in the convenience store industry. The Company considers a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[3] Calculated as fuel contribution divided by fuel gallons sold.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

Merchandise contribution for the first quarter of 2026 decreased by $14.1 million, or 12.0%, compared to the first quarter of 2025, while merchandise margin increased by 70 basis points to 33.9% for the first quarter of 2025 compared to 33.2% for the prior year period. The decrease in merchandise contribution was due to a $13.7 million decrease related to retail stores that were closed or converted to dealer locations and a $0.6 million decrease in same store merchandise contribution.

Fuel contribution for the first quarter of 2026 increased by $8.0 million, or 9.4%, compared to the first quarter of 2025, primarily due to a same store fuel contribution increase of $15.3 million, partially offset by a $7.8 million decrease in retail fuel contribution related to retail stores that were closed or converted to dealer locations. Fuel margin of 47.9 cents per gallon increased 10.0 cents per gallon compared to the first quarter of 2025.

For the first quarter of 2026, site operating expenses decreased by $21.4 million, or 12.1%, compared to the first quarter of 2025 primarily due to $26.7 million of reduced expenses related to retail stores that were closed or converted to dealer locations, partially offset by an increase in same store operating expenses of $4.8 million, or 3.3%, primarily due to higher personnel costs, credit card fees and rent.

Wholesale

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Fuel gallons sold – fuel supply locations	198,400	191,077
Fuel gallons sold – consignment agent locations	35,540	36,515
Fuel contribution [1] – fuel supply locations	$12,662	$11,453
Fuel contribution [1] – consignment agent locations	$10,229	$8,594
Fuel margin, cents per gallon [2] – fuel supply locations	6.4	6.0
Fuel margin, cents per gallon [2] – consignment agent locations	28.8	23.5

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Note: Comparable wholesale sites exclude retail stores converted to dealer locations until the first quarter in which these dealer locations had a full quarter of wholesale activity in the prior year. Refer to Use of Non-GAAP Measures below.

For the first quarter of 2026, wholesale operating income increased by $4.4 million compared to the first quarter of 2025 as a result of additional operating income from retail stores converted to dealer locations combined with increased operating income at comparable wholesale sites.

For the first quarter of 2026, fuel contribution increased by $2.8 million compared to the first quarter of 2025. Fuel contribution for the first quarter of 2026 at fuel supply locations increased by $1.2 million due to incremental contribution from retail stores converted to dealer locations, which was partially offset by lower fuel contribution at comparable wholesale sites. Fuel contribution for the first quarter of 2026 at consignment agent locations increased $1.6 million due to incremental contribution from retail stores converted to dealer locations and higher fuel contribution at comparable wholesale site. Fuel margin per gallon increased, compared to the first quarter of 2025, 0.4 cents per gallon at fuel supply locations and 5.3 cents per gallon at consignment agent locations, primarily as a result of significant volatility in the fuel market due to the geopolitical environment and increased prompt pay discounts related to higher fuel costs.

For the first quarter of 2026, other revenues, net increased by $6.2 million, and site operating expenses increased by $5.2 million, in each case as compared to the first quarter of 2025, resulting primarily from retail stores converted to dealer locations.

Fleet Fueling

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	30,517	31,918
Fuel gallons sold – third-party cardlock locations	3,446	3,175
Fuel contribution [1] – proprietary cardlock locations	$15,942	$14,706
Fuel contribution [1] – third-party cardlock locations	$803	$596
Fuel margin, cents per gallon [2] – proprietary cardlock locations	52.2	46.1
Fuel margin, cents per gallon [2] – third-party cardlock locations	23.4	18.7

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution for the first quarter of 2026 increased by $1.4 million compared to the first quarter of 2025. At proprietary cardlocks, fuel contribution increased by $1.2 million, and fuel margin per gallon also increased for the first quarter of 2026 compared to the first quarter of 2025. At third-party cardlock locations, fuel contribution increased $0.2 million, and fuel margin per gallon also increased for the first quarter of 2026 compared to the first quarter of 2025. These increases were primarily due to favorable diesel margins as a result of significant volatility in the fuel market due to the geopolitical environment.

Liquidity and Capital Expenditures

As of March 31, 2026, the Company’s total liquidity was approximately $1.1 billion, consisting of approximately $272 million of cash and cash equivalents and approximately $794 million of availability under the Company's lines of credit. Outstanding debt was approximately $704 million, resulting in net debt of approximately $432 million. The APC IPO in February 2026 bolstered the Company's liquidity position, as the Company used the proceeds to repay $206.7 million of indebtedness. Capital expenditures were $30.9 million for the first quarter of 2026, including investments in NTI retail stores and fleet fueling locations, remodeling of new format stores, EV chargers, upgrades to fuel dispensers and other investments in stores.

Quarterly Dividend

The Company’s ability to return cash to its stockholders through its cash dividend program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on May 29, 2026 to stockholders of record as of May 18, 2026.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended March 31,
Retail Segment	2026	2025
Number of sites at beginning of period	1,118	1,389
Newly opened or reopened sites	2	2
Company-controlled sites converted to
consignment or fuel supply locations, net	(41)	(59)
Sites closed, divested or converted to rentals	—	(3)
Number of sites at end of period	1,079	1,329

	For the Three Months Ended March 31,
Wholesale Segment [1]	2026	2025
Number of sites at beginning of period	2,099	1,922
Newly opened or reopened sites [2]	11	6
Consignment or fuel supply locations converted
from Company-controlled sites, net	41	59
Closed or divested sites	(25)	(26)
Number of sites at end of period	2,126	1,961

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended March 31,
Fleet Fueling Segment	2026	2025
Number of sites at beginning of period	295	280
Newly opened or reopened sites	1	1
Closed or divested sites	(4)	(1)
Number of sites at end of period	292	280

Full Year 2026 Guidance

The Company is not updating its guidance disclosed in February 2026, which expected full year 2026 Adjusted EBITDA to range between $245 million and $265 million, with an assumed range of average retail fuel margin from 41.5 to 43.5 cents per gallon for the year.

The Company is not providing guidance on net income at this time due to the unavailability of certain required inputs that are not available without unreasonable efforts, including depreciation and amortization related to its capital allocation as part of its focus on strategic and organic growth.

Conference Call and Webcast Details

The Company will host a conference call today, May 7, 2026, to discuss these results at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our retail segment operates retail convenience stores under more than 25 regional store brands in the District of Columbia and more than 30 states across the Mid-Atlantic, Midwestern, Northeastern, Southeastern and Southwestern U.S. Our highly recognizable Family of Community Brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our wholesale segment supplies fuel to independent dealers and consignment agents; our fleet fueling segment includes the operation of proprietary and third-party cardlock locations (unstaffed fueling locations), and commissions from the sales of fuel using proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and our GPMP segment primarily engages in inter-segment transactions related to the wholesale distribution of fuel to substantially all of our sites that sell fuel in the retail, wholesale and fleet fueling segments. In February 2026, we completed the initial public offering of our subsidiary ARKO Petroleum Corp. (Nasdaq: APC), which is the primary operating entity for the wholesale, fleet fueling, and GPMP segments. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com. To learn more about APC, visit: www.arkopetroleum.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which the Company competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of the Company's transformation plan, including the dealerization of retail stores; the impact of APC operating as a public company; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company discloses certain measures on a “comparable wholesale sites” basis, which is a non-GAAP measure. Information disclosed on a “comparable wholesale sites” basis excludes wholesale sites added through retail stores converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance.

The Company defines EBITDA as net income (loss) including net income attributable to non-controlling interests before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, certain litigation expenses, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA should not be considered as alternatives to any financial measure presented in accordance with GAAP, including net income (loss). These non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, comparable wholesale sites, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

ARKO@elevate-ir.com

	Condensed Consolidated Statements of Operations
	(Unaudited)
	For the Three Months Ended March 31,
	2026	2025
	(in thousands, except per share amounts)
Revenues:
Fuel revenue	$1,434,658	$1,447,484
Merchandise revenue	305,410	354,485
Other revenues, net	31,798	27,504
Total revenues	1,771,866	1,829,473
Operating expenses:
Fuel costs	1,300,770	1,325,624
Merchandise costs	201,900	236,915
Site operating expenses	182,747	199,981
General and administrative expenses	39,998	41,613
Depreciation and amortization	32,371	34,887
Total operating expenses	1,757,786	1,839,020
Other expenses, net	4,043	2,217
Operating income (loss)	10,037	(11,764)
Interest and other financial income	2,567	9,475
Interest and other financial expenses	(20,712)	(23,326)
Loss before income taxes	(8,108)	(25,615)
Income tax benefit	2,496	12,922
Income from equity investment	19	21
Net loss	(5,593)	(12,672)
Less: Net income attributable to non-controlling interests	1,048	—
Net loss attributable to ARKO Corp.	$(6,641)	$(12,672)
Series A redeemable preferred stock dividends	(1,418)	(1,418)
Net loss attributable to common shareholders	$(8,059)	$(14,090)
Net loss per share attributable to common shareholders – basic and diluted	$(0.07)	$(0.12)
Weighted average shares outstanding:
Basic and diluted	111,324	115,883

	Condensed Consolidated Balance Sheets
	(Unaudited)
	March 31, 2026	December 31, 2025
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$272,115	$305,004
Restricted cash	17,029	18,710
Short-term investments	7,212	6,465
Trade receivables, net	160,336	87,331
Inventory	206,335	190,707
Other current assets	106,649	109,520
Total current assets	769,676	717,737
Non-current assets:
Property and equipment, net	750,615	739,570
Right-of-use assets under operating leases	1,328,394	1,340,450
Right-of-use assets under financing leases, net	135,289	144,601
Goodwill	299,973	299,973
Intangible assets, net	154,596	160,136
Equity investment	3,136	3,117
Deferred tax asset	68,101	62,625
Other non-current assets	68,984	66,603
Total assets	$3,578,764	$3,534,812
Liabilities
Current liabilities:
Long-term debt, current portion	$13,398	$36,676
Accounts payable	202,266	156,616
Other current liabilities	173,317	148,340
Operating leases, current portion	79,783	78,162
Financing leases, current portion	6,310	13,239
Total current liabilities	475,074	433,033
Non-current liabilities:
Long-term debt, net	691,048	875,469
Asset retirement obligation	89,742	89,304
Operating leases	1,364,430	1,374,101
Financing leases	198,099	199,691
Other non-current liabilities	200,312	195,975
Total liabilities	3,018,705	3,167,573

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	11	11
Treasury stock	(138,584)	(134,293)
Additional paid-in capital	435,736	291,853
Accumulated other comprehensive income	9,119	9,119
Retained earnings	89,124	100,549
Total shareholders' equity	395,406	267,239
Non-controlling interest	64,653	—
Total equity	460,059	267,239
Total liabilities, redeemable preferred stock and equity	$3,578,764	$3,534,812

	Condensed Consolidated Statements of Cash Flows
	(Unaudited)
	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Cash flows from operating activities:
Net loss	$(5,593)	$(12,672)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,371	34,887
Deferred income taxes	(5,476)	(15,386)
Loss on disposal of assets and impairment charges	2,073	1,528
Foreign currency (gain) loss	(6)	16
Amortization of deferred financing costs and debt discount	909	664
Amortization of deferred income	(5,826)	(4,990)
Accretion of asset retirement obligation	595	608
Non-cash rent	2,380	3,307
Charges to allowance for credit losses	282	217
Income from equity investment	(19)	(21)
Share-based compensation	3,981	3,336
Fair value adjustment of financial assets and liabilities	282	(7,059)
Other operating activities, net	—	20
Changes in assets and liabilities:
Increase in trade receivables	(73,287)	(14,431)
(Increase) decrease in inventory	(15,628)	10,575
Decrease in other assets	2,178	5,325
Increase in accounts payable	44,401	6,694
Increase in other current liabilities	25,091	17,370
Decrease in asset retirement obligation	(246)	(317)
Increase in non-current liabilities	10,208	13,731
Net cash provided by operating activities	18,670	43,402
Cash flows from investing activities:
Purchase of property and equipment	(30,279)	(27,392)
Proceeds from sale of property and equipment	925	473
Loans to equity investment, net	—	15
Net cash used in investing activities	(29,354)	(26,904)
Cash flows from financing activities:
Receipt of long-term debt, net	689	—
Repayment of long-term debt	(214,451)	(5,690)
Principal payments on financing leases	(8,381)	(1,380)
Issuance of shares in APC IPO, net of underwriting discounts and commissions	210,426	—
Payment of APC IPO costs	(3,105)	—
Common stock repurchased	(4,291)	(7,382)
Dividends paid on common stock	(3,366)	(3,495)
Dividends paid on redeemable preferred stock	(1,418)	(1,418)
Net cash used in financing activities	(23,897)	(19,365)
Net decrease in cash and cash equivalents and restricted cash	(34,581)	(2,867)

Effect of exchange rate on cash and cash equivalents and restricted cash	11	(4)
Cash and cash equivalents and restricted cash, beginning of period	323,714	292,408
Cash and cash equivalents and restricted cash, end of period	$289,144	$289,537

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Net loss, including net income attributable to non-controlling interests	$(5,593)	$(12,672)
Interest and other financing expenses, net	18,145	13,851
Income tax benefit	(2,496)	(12,922)
Depreciation and amortization	32,371	34,887
EBITDA	42,427	23,144
Acquisition and divestiture costs (a)	1,998	1,150
APC IPO Costs (b)	363	—
Loss on disposal of assets and impairment charges (c)	2,073	1,528
Share-based compensation expense (d)	3,981	3,336
Income from equity investment (e)	(19)	(21)
Adjustment to contingent consideration (f)	—	(66)
Expenses related to wage and hour claim settlement (g)	—	2,023
Other (h)	104	(239)
Adjusted EBITDA	$50,927	$30,855

Additional information
Non-cash rent expense (i)	$2,380	$3,307

(a) Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer locations) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.

(b) Eliminates one-time costs incurred related to the APC IPO, which closed on February 13, 2026.

(c) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate the Company's employees and members of the Board.
(e) Eliminates the Company's share of income attributable to its unconsolidated equity investment.
(f) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the 2020 Empire acquisition.
(g) Eliminates non-recurring expenses accrued in net loss related to a wage and hour collective action settlement.
(h) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(i) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$627,060	$690,686
Merchandise revenue	305,410	354,485
Other revenues, net	12,696	14,547
Total revenues	945,166	1,059,718
Operating expenses:
Fuel costs [1]	533,794	605,413
Merchandise costs	201,900	236,915
Site operating expenses	155,873	177,239
Total operating expenses	891,567	1,019,567
Operating income	$53,599	$40,151

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Wholesale Segment

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$673,855	$630,060
Other revenues, net	16,530	10,352
Other revenues, net – inter-segment	524	—
Total revenues	690,909	640,412
Operating expenses:
Fuel costs [1]	650,964	610,013
Site operating expenses	16,933	11,769
Total operating expenses	667,897	621,782
Operating income	$23,012	$18,630

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$127,299	$118,406
Other revenues, net	2,241	2,118
Total revenues	129,540	120,524
Operating expenses:
Fuel costs [1]	110,554	103,104
Site operating expenses	7,031	6,428
Total operating expenses	117,585	109,532
Operating income	$11,955	$10,992

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

GPMP Segment

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Revenues:
Fuel revenue – inter-segment [1]	$1,236,968	$1,166,503
Fuel revenue – external customers	—	496
Other revenues, net	171	155
Other revenues, net – inter-segment [1]	1,481	2,713
Total revenues	1,238,620	1,169,867
Operating expenses:
Fuel costs	1,210,682	1,145,273
General and administrative expenses	510	828
Depreciation and amortization	1,812	1,840
Total operating expenses	1,213,004	1,147,941
Operating income	$25,616	$21,926

[1] Includes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.